Exhibit 99.1

Connect Biopharma Reports First Quarter 2026 Financial Results and Provides Business Update

– Phase 2 Seabreeze STAT studies for acute exacerbations in asthma and COPD continuing as planned based on independent DMC review of pre-specified interim analysis –

– Expect to report topline data from both Phase 2 Seabreeze STAT studies mid-2026 –

– $20.2 million private placement financing closed on March 31, 2026 –

SAN DIEGO, MAY 12, 2026 (GLOBE NEWSWIRE) -- Connect Biopharma Holdings Limited (Nasdaq: CNTB) (Connect Biopharma, Connect or the Company), a clinical-stage biopharmaceutical company focused on transforming care for the treatment of inflammatory diseases, today reported financial results for the three months ended March 31, 2026, and provided a business update.

“We have had a strong start to the year as we continue to build upon the body of preclinical and clinical evidence supporting the potential of rademikibart to treat acute exacerbations of asthma and chronic obstructive pulmonary disease (COPD), each a significant commercial opportunity where no biologics are currently approved or being developed,” said Barry Quart, Chief Executive Officer of Connect Biopharma. “The recent data from our Phase 1 intravenous (IV) clinical pharmacology study for rademikibart are encouraging, demonstrating faster onset, lower dosing, and the potential for differentiated pricing in the hospital setting if approved. In addition, the recent independent data monitoring committee (DMC) review of the interim analysis of our Phase 2 Seabreeze STAT program gives us confidence that the studies are adequately powered. We currently remain on track to report topline results from both Seabreeze STAT studies mid-year.”

Recent Highlights

Development Highlights

•Recruitment of participants into the Phase 2 Seabreeze STAT asthma and COPD studies evaluating the safety and efficacy of rademikibart as an adjunct treatment for acute exacerbations is ongoing with topline data from both studies expected mid-2026. Following topline data, the Company plans to move quickly to meet with the U.S. Food and Drug Administration (FDA) to gain alignment on a Phase 3 program.

◦In April 2026, the Company announced that the independent DMC overseeing its Phase 2 Seabreeze STAT asthma and COPD studies reviewed the pre-specified interim analysis of efficacy data with no recommendation for change in the sample size and confirmed that it has no safety concerns based on a regular review of safety data.

•In March 2026, the Company announced positive topline data from its Phase 1 clinical pharmacology study of IV rademikibart in patients with stable asthma or COPD.

◦These data demonstrated that a single IV administration of rademikibart rapidly improved lung function as early as 15 minutes post-dosing, with clinically meaningful improvements in forced expiratory volume in one second (FEV1) generally maintained for up to four weeks. The rapid improvements in FEV1 demonstrated with IV rademikibart provide clinical evidence supporting the preclinical observations that rademikibart has a unique beneficial effect on bronchodilation.

•In March 2026, results from a Phase 3 study of rademikibart in moderate-to-severe atopic dermatitis (AD) conducted by the Company’s partner in China, Simcere Pharmaceutical Co., Ltd. (Simcere), were presented during a Late-Breaking Research session at the 2026 American Academy of Dermatology Annual Meeting. In this study, rademikibart achieved rapid, durable efficacy results across all key endpoints through 52 weeks, with near‑maximal responses achieved in ~90% of patients.

Corporate Highlights

•On March 31, 2026, the Company completed its previously announced private placement with gross proceeds of $20.2 million and estimated net proceeds of $18.6 million. The private placement was led by the Company’s largest current investor, Panacea Venture, with participation by other existing and new U.S.-based healthcare focused investors.

Financial Results for the Three Months Ended March 31, 2026

•Cash and cash equivalents were $46.0 million as of March 31, 2026. Based on its current operating plan and projections, the Company expects that its cash and investments will be sufficient to fund operations into the second half of 2027.

•License and collaboration revenues for the three months ended March 31, 2026 were $0.2 million related to the upfront license fee under the license agreement with Simcere. There were no license and collaboration revenues for the three months ended March 31, 2025. As a part of the license agreement, Connect is eligible to receive remaining milestone payments up to an aggregate amount of approximately $110 million upon the achievement of certain development, regulatory and commercial milestones.

•Research and development expense for the three months ended March 31, 2026 was $15.0 million, compared with $6.6 million for the same period in 2025. The increase in research and development expense was primarily due to an increase in rademikibart-related development costs, as a result of the initiation of the Phase 2 Seabreeze STAT asthma and COPD studies in May 2025.

•General and administrative expense for the three months ended March 31, 2026 and 2025 was comparable at $4.7 million and $4.8 million, respectively.

•Net loss for the three months ended March 31, 2026 was $19.4 million, or ($0.34) per share, compared with $10.3 million, or ($0.19) per share, for the same period in 2025.

About Rademikibart

Rademikibart is a fully human monoclonal antibody targeting interleukin-4 receptor alpha (IL-4Rα), a common subunit of interleukin-4 receptor (IL-4) and interleukin-13 receptor (IL-13). We believe that by binding with IL-4Rα, rademikibart can block the functions of IL-4 and IL-13 effectively, thereby blocking the T helper 2 (Th2) inflammatory pathway to achieving the goal of treating Th2 related inflammatory diseases such as atopic dermatitis, asthma and COPD.

About Connect Biopharma

Connect Biopharma is a clinical-stage biopharmaceutical company dedicated to transforming care for asthma and COPD. Headquartered in San Diego, California, the Company is advancing rademikibart, a next-generation, potentially best-in-class antibody designed to target IL-4Rα. The Company is currently conducting global clinical studies of rademikibart for the treatment of acute exacerbations of asthma and COPD, areas with significant unmet need. Connect has granted an exclusive license to Simcere Pharmaceutical Co., Ltd., for rademikibart in Greater China. Under the exclusive license and collaboration agreement, Connect is eligible to receive remaining milestone payments up to an aggregate amount of approximately $110 million upon the achievement of certain development, regulatory and commercial milestones. Connect is also eligible to receive royalties at tiered percentage rates up to low double-digit percentages on net sales in Greater China.

For more information visit www.connectbiopharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the Act). Forward-looking statements are statements that are not of historical fact and include, without limitation, statements regarding future events, our cash balance and cash runway, financial guidance, future financial and operating results and related expectations, business strategy and plans, prospective products (as well as their potential to achieve a differentiated, competitive, or favorable benefit or profile or trend, including on safety, tolerability, improvement, maintenance, clinical response, dosing, efficacy and/or convenience), statements regarding the timing or results of any interim analysis or interim, topline or preliminary data and whether such analysis or data is indicative of safety, efficacy, final trial results or likelihood of regulatory approval for our product candidates, planned or expected product approval applications or approvals, anticipated milestones and milestone payments, expected data readouts and enrollments and the timing thereof, research and development plans and costs, potential future partnerships, expectations about existing partnerships, timing and likelihood of success, objectives of management for future operations, future results of anticipated product development efforts, adequacy of existing cash and potential partnership funding to fund operations and capital expenditure requirements, anticipated patient populations, market opportunities and potential pricing strategies for our prospective products, if approved, our plans for rademikibart, including potential indications, as well as statements regarding industry trends. These statements are based on management’s current expectations of future events only as of the date of this press release and are inherently subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among other things: the sufficiency of our current cash and cash equivalents to fund our operations into the second half of 2027; the timing and amount of actual expenses, including, without limitation, our anticipated combined U.S. GAAP R&D and G&A expenses; the ability of our clinical trials to demonstrate safety and efficacy of our product candidates and other positive results; whether we will need expanded or additional trials in order to obtain regulatory approval for our product candidates; whether the National Medical Products Administration (NMPA) approves Simcere’s pending New Drug Application for rademikibart for AD in China; our ability to obtain and maintain regulatory approval of our product candidates; existing regulations and regulatory developments in the U.S., the People’s Republic of China, Europe and other jurisdictions; the ability of our current cash and investments position to support planned operations; our plans and ability to obtain, maintain, protect and enforce our intellectual property rights and our proprietary technologies, including extensions of existing patent terms where available; our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials; the degree of market acceptance of our product candidates, if approved, by physicians, patients, healthcare payors and others in the medical community; the impact on our business of adverse global macroeconomic and geopolitical conditions, including high interest rates, the inflationary environment, recessionary fears, foreign exchange rate volatility, instability in financial institutions, government shutdowns, changes in monetary policy, changes in trade policies, including tariffs and other trade restrictions or the threat of such actions, and rising geopolitical instability, including the conflicts in the Middle East and the related volatility in the price of oil and other commodity prices; as well as the risks and uncertainties described in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, our subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC .

Words such as “aim,” “anticipate,” “believe,” “commitments,” “continue,” “could,” “design,” “estimate,” “expect,” “feel,” “goal,” “intend,” “may,” “might,” “objective,” “optimistic,” “plan,” “potential,” “predict,” “promising,” “seek,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. The inclusion of forward-looking statements should not be regarded as a representation by Connect Biopharma that any of its expectations, projections or plans will be achieved. Actual results or outcomes, or the timing of such results or outcomes, may differ materially from those expressed or implied in our forward-looking statements due to the risks and uncertainties described above. These forward-looking statements should not be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such forward-looking statements have been made are correct or exhaustive or, in the case of the assumptions, fully stated herein. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You are cautioned not to place undue reliance on the scientific data presented or these forward-looking statements, which speak only as of the date hereof. Except as required by law, Connect Biopharma undertakes no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise.

This press release discusses our product candidate, rademikibart, which is under clinical investigation and has not yet been approved for marketing by the FDA, the NMPA, or by any other regulatory agency. No representation is made as to the safety or effectiveness of rademikibart for the uses for which it is being studied. The trademarks included herein are the property of the owners thereof and are used for reference purposes only.

Connect Biopharma Holdings Limited
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
License and collaboration revenues	$169	$—
Operating expenses:
Research and development expense	15,030	6,633
General and administrative expense	4,746	4,814
Total operating expenses	19,776	11,447
Loss from operations	(19,607)	(11,447)
Total other income, net	257	1,229
Net loss before income tax	(19,350)	(10,218)
Income tax expense	48	54
Net loss	$(19,398)	$(10,272)

Basic and diluted net loss per ordinary share	$(0.34)	$(0.19)
Weighted-average ordinary shares outstanding, basic and diluted	56,545	55,352

Connect Biopharma Holdings Limited
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and short-term investments	$46,034	$44,342
Total assets	$60,066	$56,075
Total shareholders' equity	$42,623	$41,980

Investor Relations Contact:

Alex Lobo
Precision AQ
Alex.lobo@precisionaq.com
(212) 698-8802

Media Contact:

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604